Exhibit 10.3

U.S. WELL SERVICES, INC.

GRANT NOTICE FOR 2018 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

FOR GOOD AND VALUABLE CONSIDERATION, U.S. Well Services, Inc. (the “Company”), hereby grants to the Participant named below the number of restricted stock units (the “Restricted Stock Units” or “RSUs”) whereby each Restricted Stock Unit represents the right to receive one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), as specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan (as amended, the “Plan”) and the Terms and Conditions for Restricted Stock Unit attached hereto (the “Terms and Conditions”) promulgated under such Plan, each as amended from time to time. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Terms and Conditions. Notwithstanding anything to the contrary herein, the right of the Participant to receive shares of Common Stock in payment of the Award is conditioned upon the Company receiving stockholder approval of certain amendments to the Plan as may be required in order to permit the transactions contemplated by the Award and similar awards granted to other Company personnel (“Stockholder Approval”).

Name of Participant:	Joel Broussard

Grant Date:	April 30, 2022

Number of Restricted Stock Units:	1,142,514, subject to adjustment as set forth in the Plan.

Restricted Periods:

Six months from the Grant Date with respect to one-half (1/2) of the Award (“First Restricted Period”); and

Eighteen (18) moths from the Grant Date with respect to one-half (1/2) of the Award (“Second Restricted Period” and, together with the First Restricted Period, a “Restricted Period”).

Subject to the Participant’s Continuous Service, the First Restricted Period and Second Restricted Period shall lapse upon the expiration of such period, respectively.

Subject to the Participant’s Continuous Service, the First Restricted Period and Second Restricted Period shall lapse upon the expiration of such period, respectively.

Upon a termination of the Participant’s Continuous Service due to the Participant’s death or Disability during either the First Restricted Period or Second Restricted Period, such Restricted Period shall fully lapse.

Upon a termination of the Participant’s Continuous Service by the Company for Cause, the entire Award, whether or not then vested, shall be immediately forfeited and canceled as of the date of such termination of Continuous Service.

Upon a termination of the Participant’s Continuous Service for any other reason (other than due to the Participant’s death, Disability or by the Company for Cause) prior to the lapse of the applicable Restricted Period, the portion of the Award that has not vested as of the date of termination shall be forfeited and canceled as of such date.

Restricted Stock Unit Settlement:

No shares of Common Stock shall be issued to the Participant in respect of the RSUs granted pursuant to any portion of the Award prior to the date on which such portion of the Award becomes vested and the applicable Restricted Period with respect to such portion of the Award lapses, in accordance with the terms hereof. On the date a portion of the Award becomes vested and subject to obtaining Stockholder Approval, the Company will issue to Participant a number of shares of Common Stock equal to such portion of the Award.

If, on the date a portion of the Award becomes vested, the Company has not received Stockholder Approval, then the portion of the Award that has become vested will be settled in solely cash and calculated as follows: the number of shares of Common Stock equal to the portion of the Award vesting on such date multiplied by the closing price of the Common Stock as reported on the Nasdaq Capital Market (or other applicable trading market or exchange) as of the trading day immediately preceding the vesting date.

Stockholder Approval:	Notwithstanding anything to the contrary herein, the right of the Participant to receive shares of Common Stock in settlement of the Award is conditioned upon the Company receiving Stockholder Approval, and in the event such Stockholder Approval is not received and the Company lacks sufficient shares of Common Stock in the Total Share Reserve under the Plan to satisfy the Award in full, then the Awards will be solely settled in cash and no Common Stock will be issued to Participant.

[Signature page to follow]

By accepting this Grant Notice, the Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan and the Terms and Conditions.

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

PARTICIPANT:

/s/ Joel Broussard
Joel Broussard

Address (please print):
117 Oak Terrace Drive
Lafayette, Louisiana 70508

U.S. WELL SERVICES, INC.

TERMS AND CONDITIONS FOR

RESTRICTED STOCK UNITS

These Terms and Conditions apply to the award of restricted stock units (the “Award” or the “Restricted Stock Units”) whereby each Restricted Stock Unit represents the right to receive one share of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), as set forth in the Grant Notice provided herewith (the “Grant Notice”) and granted pursuant to the U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “Plan”). In addition to these Terms and Conditions, the Restricted Stock Units shall be subject to the terms of the Plan, which are incorporated into these Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF RESTRICTED STOCK UNITS

U.S. Well Services, Inc. (the “Company”), has granted the Award to the Participant named in the Grant Notice. The Award is subject to the conditions set forth in the Grant Notice, these Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to its subsidiaries.

2.	VESTING OF RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until the applicable Restricted Period lapses pursuant to the terms of the Grant Notice and these Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in the Grant Notice, these Terms and Conditions (as amended from time to time) and the Plan, the applicable Restricted Period shall lapse as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice.

3.	NO RIGHTS AS STOCKHOLDER

The Restricted Stock Units granted pursuant to the Award do not and shall not entitle the Participant to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with the Grant Notice.

4.	CHANGE IN CONTROL

For the purposes of the Award, “Change in Control” shall not have the meaning provided in the Plan, but rather, “Change in Control” shall mean:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, other than a transaction in which the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(b) the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c) the consummation of a complete liquidation or dissolution of the Company;

(d) the acquisition by any Person (excluding any Existing Major Holder (as defined below)) of Beneficial Ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(e) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of  (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any Existing Major Holder or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(f) the consummation of any sale of shares of Common Stock of the Company or any options, warrants, stock or debt convertible or exchangeable into shares of Common Stock of the Company by any Person which as of the Grant Date has Beneficial Ownership of more than thirty-five percent (35%) (on a fully diluted basis) of the Outstanding Company Common Stock which results in such Person having both (a) Beneficial Ownership of less than twelve and one-half percent (12.5%) (on a fully diluted basis) of the Outstanding Company Common Stock held by such Person as of the Grant Date and (b) Beneficial Ownership of less than five (5%) (on a fully diluted basis) of the Outstanding Company Common Stock at the time of such sale.

Notwithstanding anything herein to the contrary, in no event shall the Company’s initial business combination or the transactions occurring in connection therewith constitute a Change in Control and, with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award (or portion thereof) unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

For the purposes hereof, an “Existing Major Holder” shall mean any Person which as of the Grant Date has Beneficial Ownership of more than 10% (on a fully diluted basis) of the Outstanding Company Common Stock.

5.	NO FRACTIONAL SHARES

Fractional shares of Common Stock shall not be delivered upon the settlement of Restricted Stock Units.

6.	TAXES

The Company shall not deliver shares of Common Stock in respect of the settlement of any Restricted Stock Units unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the acquisition of Common Stock under any Restricted Stock Units by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Restricted Stock Units, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

Subject to the Participant’s election, if any, as permitted herein, the Company may require the Participant to pay to the Company an amount the Company reasonably deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the Participant incurs as a result of the Award. With respect to any required tax obligations, the Participant may shall deliver cash to the Company sufficient to satisfy its tax withholding obligations with respect to the Participant’s receipt of shares.

The Participant has been advised and Participant hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Award, grant of the Restricted Stock Units, the vesting and payment, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended and the applicable notices, rules, and regulation thereunder (the “Code”). The Participant acknowledges that none of the Company, its Affiliates, the Committee or any of their officers, directors, employees or agents guarantees or are otherwise responsible for any tax consequences to the Participant in connection with this Award, the Restricted Stock Units, the Plan or the vesting or disposition of shares under any federal, state, local domestic or foreign law, including, without limitation, any income or excise taxes or interest or penalties under Code Section 409A.

The intent of the parties is that this Award comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent it is applicable and, accordingly, this Award shall be interpreted to be in compliance therewith, and to the extent required the defined terms herein shall have the meaning required of such term under Code Section 409A, and any provision that would violate Code Section 409A shall be null and void. Notwithstanding any provision to the contrary in this Award, payments under this Award that are subject to Code Section 409A and are to be made hereunder upon a termination of employment shall only be made upon a “separation from service” (as defined in Treasury Regulation § 1.409A 1(h)) and, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that constitutes “nonqualified deferred compensation” subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date after the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Award shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment under this Award may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Award.

This grant of Award is subject to all applicable federal, state and local taxes and withholding requirements.

7.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. Except as may otherwise be specifically set forth in any employment or severance agreement between the Participant and the Company, any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded.

8.	LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award.

Nothing in the Plan, in the Grant Notice, these Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of the Participant with or without notice and with or without Cause.

9.	SECURITIES LAW COMPLIANCE

No shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require.

10.	GENERAL

(a) In the event that any provision of these Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Terms and Conditions, nor shall they affect its meaning, construction or effect.

(c) These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Terms and Conditions and the Plan, the Grant Notice and these Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan, the Grant Notice or under these Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its subsidiaries, the Plan, and the Restricted Stock Units via Company web site or other electronic delivery.